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                                                                EXHIBIT 10.17

                   AMENDMENT NO. 3 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 3 (the "Amendment") dated as of March 28, 1997, is between Bank of America NT & SA (the "Bank") and Portland Brewing Company (the "Borrower").

                                   RECITALS

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of December 15, 1995, as previously amended (the "Agreement").

     B.   The Bank and the Borrower desire to further amend the Agreement.

                                   AGREEMENT

     1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2.   AMENDMENTS.  The Agreement is hereby amended as follows:

          2.1 Article 1 of the Agreement is amended to read in its entirety as follows:

               1.   DEFINITIONS

               In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

               1.1  "BORROWING BASE" means the lesser of:

               (a)  One Million Dollars ($1,000,000); or

               (b)  the sum of:

                    (i) 75% of the balance due on Outstanding Trade Receivables net of the allowance for doubtful accounts; and

                    (ii) 50% of the value of Inventory consisting of finished
                         goods, work in process and raw materials (not including packaging supplies).

               In determining the value of Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or
               (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

               1.2. FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

               1.3  LINE OF CREDIT AMOUNT.

               (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the

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               "Facility 1 Commitment") is equal to the amount of the Borrowing
                Base.

               (b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them. If such outstandings exceed the Facility 1 Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and manner as the Bank, in its discretion, may determine.

               (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility 1 Commitment.

               1.4 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and May 1,1997 (the "Expiration Date") unless the Borrower is in default.

               1.5  INTEREST RATE.

               (a) Unless the Borrower elects an Optional interest rate as described below, the interest rate is the Reference Rate.

               (b) The Reference Rate is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("BofA California") in San Francisco, California, as its Reference Rate. The Reference Rate is set based on various factors, including BofA California's costs and desired return, general-economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

               1.6  REPAYMENT TERMS.

               (a) The Borrower will pay interest on January 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

               (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

               1.7 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the first day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

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

               1.8 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus 2.00 percentage points.

               Designation of an Offshore Rate portion is subject to the following requirements:

               (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

               (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                         Offshore Rate  =      Grand Cayman Rate
                                          ---------------------------
                                          (1.00 - Reserve Percentage)

               Where,

                    (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the BofA California's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                    (ii) "Reserve Percentage" means the total of the maximum
                         reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as deemed in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

               (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

               (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

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                     (i) the additional interest which would have
                         been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                    (ii) the interest which would have been recoverable by the
                         Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

               (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

                    (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

          2.2 Paragraph 9.2 of the Agreement, is amended to read in its entirety as follows:

               9.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

               (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank.

               (b) Within 30 days of the period's end, the Borrower's monthly financial statements. These financial statements may be Borrower prepared.

               (c) Within 30 days of the period's end, the Borrower's quarterly compliance certificate.

               (d) A borrowing certificate setting forth the respective amounts of Outstanding Trade Receivables and Inventory as of the last day of each month within twenty (20) days after month end.

               (e) Statements showing an aging of the Borrower's receivables within twenty (20) days after the end of each month.

               (f) A statement showing an aging of accounts payable within twenty (20) days after the end of each month.

               (g) A summary inventory listing within twenty (20) days after the end of each month; the listing must include a valuation of inventory by category. Categories to include raw materials (net of packaging supplies), finished goods and work in process.

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

          2.3 Paragraph 9.3 of the Agreement, is amended to read in its entirety as follows:

               9.3 CURRENT RATIO. To maintain at the end of each quarterly accounting period a ratio of current assets to current liabilities of at least the amounts indicated for each period specified below:

                    Period                       Ratio
                    ------                       -----
                    March 31, 1997,
                    and June 30, 1997            0.80:1.0

                    September 30, 1997           0.90:1.0

                    December 31, 1997,
                    and quarterly thereafter     1.00:1.0

          2.4 Paragraph 9.4 of the Agreement, is amended to read in its entirety as follows:

               9.4 TOTAL LIABILITIES TO TANGIBLE NET WORTH. To maintain at the end of each quarterly accounting period a ratio of total liabilities to tangible net worth not exceeding 1.0:1.0.

               "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

          2.5 Paragraph 9.5 of the Agreement, is amended to read in its entirety as follows:

               9.5 CASH FLOW RATIO. To maintain a cash flow ratio of at least the amounts indicated for each period specified below:

                    Period                       Ratio
                    ------                       -----
                    June 30, 1997, and
                    September 30, 1997           1.35:1.0

                    December 31, 1997,
                    and quarterly thereafter     1.50:1.0

               "Cash flow ratio" means the ratio of cash flow to current
                portion of long term debt. "Cash flow" is defined as net income after taxes, plus depreciation and amortization, less unfunded capex. "Unfunded capex" is defined as capital expenditures not funded by either bank debt or equity proceeds. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the most recent quarter end.

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          2.6 Paragraph 9.20 is added to the Agreement, to read in its entirety as follows:

               9.20 OPERATING INCOME.  Borrower will not allow cumulative operating income to be less than the amounts indicated for each period specified below:

                    Period                   Amount
                    ------                   ------

                    March 31, 1997           -$200,000

                    June 30, 1997            -$50,000

                    September 30, 1997,
                    and December 31, 1997    $0

     3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA NT & SA            PORTLAND BREWING COMPANY


/s/ x Ed Kluss                      /s/ Charles Adams
----------------------------       ---------------------------------
By:     Ed Kluss                    By:     Charles Adams
Title:  Vice President              Title:  President


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